Booz Allen Hamilton Approves $30 Million Share Repurchase Program

December 12, 2011 — McLean, VA — Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced that its Board of Directors has approved a $30 million share repurchase program, to be funded from cash on hand.

“We continue to look at a number of options for use of our current cash holdings, and believe a share repurchase program provides flexibility to enhance shareholder value relative to our stock price,” said Chairman, Chief Executive Officer, and President Ralph W. Shrader.

Under the share repurchase program, Booz Allen is authorized to repurchase up to $30 million of its outstanding shares of common stock. Any share repurchases made pursuant to the program will be made from time to time in the open market, in privately negotiated transactions or otherwise. The timing and amount of any share repurchases will be subject to market conditions and other factors as determined by the Company from time to time. The share repurchase program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of $5.59 billion for the 12 months ended March 31, 2011.

Forward-Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). Examples of forward-looking statements include quotations from management in this press release, as well as any statements regarding Booz Allen Hamilton’s strategic and operational plans. These statements give Booz Allen Hamilton’s current expectation of future events or its future performance and do not relate directly to historical or current events. A number of factors could cause Booz Allen Hamilton’s future actions and related results to vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. Some of these factors include, but are not limited to, the risk factors set forth in Booz Allen Hamilton’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission on June 8, 2011. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, Booz Allen Hamilton undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contacts:
Marie Lerch: lerch—marie@bah.com , 703-902-5559
James Fisher: fisher—james—w@bah.com, 703-377-7595

Investor Relations:
Curt Riggle: riggle—curt@bah.com, 703-902-4522